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Exhibit 10.19

COMMUNITY HEALTH SYSTEMS

DEFERRED COMPENSATION PLAN

As Amended Effective October 1, 1993; January 1, 1994; January 1, 1995;
April 1, 1999; July 1, 2000; and June 1, 2001

Original Effective Date: June 1, 1991

COMMUNITY HEALTH SYSTEMS
DEFERRED COMPENSATION PLAN

W I T N E S S E T H:

        WHEREAS, COMMUNITY HEALTH INVESTMENT CORPORATION (formerly CHS MANAGEMENT CORPORATION) has previously established the Community Health Systems Deferred Compensation Plan (the "Plan") to provide retirement and incidental benefits for certain executive employees of the company, effective June 1, 1991; and

        WHEREAS, the Plan was amended in certain respects, effective December 1, 1991; and

        WHEREAS, effective January 1, 1992, COMMUNITY HEALTH SYSTEMS, INC. (the "Company") adopted the Plan and assumed all of the duties and responsibilities of Community Health Investment Corporation; and

        WHEREAS, the Plan was amended in certain respects effective October 1, 1993, January 1, 1994, January 1, 1995, and April 1, 1999; and

        WHEREAS, the name of the Company has been changed to CHS/Community Health Systems, Inc.; and

        WHEREAS, the Company wishes to amend the Plan further as provided herein;

        NOW, THEREFORE, the Plan shall be and is hereby amended and restated in this form, effective as of July 1, 2000, except as otherwise provided herein.

ARTICLE I

Definitions and Construction

        1.1    Definitions.    Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

        (1)    Account:    A memorandum bookkeeping account established on the records of the Company for a Member that is credited with amounts determined pursuant to Sections 4.1 and 4.2 of the Plan. As of any Determination Date, a Member's benefit under the Plan shall be equal to the amount credited to his Account as of such date. If a Member has made an election to defer a portion of his Compensation until a specified date pursuant to Section 3.4, the account described herein shall consist of such subaccounts as are necessary to segregate such deferral from the other amounts deferred by the Member.

        (1)(A)    Affiliate:    Any subsidiary of Community Health Systems, Inc., the corporate parent of the Company.

        (1)(B)    Bonus:    The bonus paid by the Company or an Affiliate to a Member pursuant to an employment agreement between the Company or an Affiliate and the Member or otherwise for services rendered or labor performed while a Member.

        (1)(C)    Change of Control:    A Change of Control occurs in the event of a sale of all or substantially all of the stock or assets of the Company to a purchaser if the debt-to-equity ratio of the purchaser taking into account the sale of the stock or assets of the Company is greater than ..75 to 1 as determined by the Committee immediately prior to the sale.

        (2)    Committee:    The administrative committee appointed by the Company to administer the Plan, which committee shall consist of the same persons designated by the Company pursuant to the terms of the Community Health Systems, Inc. 401(k) Plan to act on behalf of the Company, as the Administrator of such Plan.

        (3)    Company:    CHS/Community Health Systems, Inc.

        (4)    Company Matching Contributions:    Contributions made to the Community Health Systems, Inc. 401(k) Plan by the Company or an Affiliate on a Member's behalf pursuant to Section 4.1 of the Community Health Systems, Inc. 401(k) Plan.

        (5)    Compensation:    The total base salary paid by the Company or an Affiliate during the Plan Year to or for the benefit of a Member for services rendered or labor performed while a Member.

        (6)    Contributing Member:    A Member who, for a Plan Year, made a deferral election pursuant to Section 3.2, Section 3.3 and/or Section 3.4.

        (7)    Determination Date. The last business day of each quarter in a calendar year.

        (8)    Earnings Credit:    The earnings applied to a Member's Account as of each Determination Date pursuant to Section 4.2(b).

        (9)    Effective Date:    June 1, 1991.

        (10)    Investment(s):    Any investment fund(s) offered through the Trustee or its affiliates including Nations Fund, Inc., Nations Fund Trust, or Nations Fund Portfolios, Inc. (or their successors).

        (11)    Investment Gains or Losses:    Actual gains or losses realized from investments applied to a Member's Account as of each Determination Date pursuant to Section 4.2(a) of the Plan, after deducting applicable investment-related costs and expenses, if any. For the Determination Date, such Member's Account shall be reduced or increased for an amount equal to the Federal or state income taxes that the Company is required to pay or expects to realize in relation to such investment(s)' taxable gain or loss realized during such year.

        (12)    Limitations:    Benefit limitations imposed on the Retirement Plan under the Employee Retirement Income Security Act of 1974, as amended, and under sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g) and 415 of the Internal Revenue Code of 1986, as amended.

        (13)    Member:    Any employee of the Company or an Affiliate who has been designated by the Committee as a Member of the Plan until such employee ceases to be a Member in accordance with Section 3.1 of the Plan.

        (14)    Plan:    Community Health Systems Deferred Compensation Plan, as amended from time to time.

        (15)    Plan Year:    The seven-month period commencing June 1, 1991 and ending December 31, 1991 and each twelve-consecutive month period commencing January 1 of each year thereafter.

        (16)    Retirement Plan:    Community Health Systems, Inc. 401(k) Plan.

        (17)    Trust Agreement:    The agreement entered into between the Company and the Trustee establishing a trust to hold and invest contributions made by the Company under the Plan and from which all or a portion of the amounts payable under the Plan to Members and their beneficiaries will be distributed.

        (18)    Trust Assets:    All assets held by the Trustee under the Trust Agreement.

        (19)    Trustee:    The trustee or trustees qualified and acting under the Trust Agreement at any time.

        1.2    Number and Gender.    Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

        1.3    Headings.    The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II

Administration

        The Plan shall be administered by the Committee which shall be authorized, subject to the provisions of the Plan, to establish rules and regulations and make such interpretations and determinations as it may deem necessary or advisable for the proper administration of the Plan and all such rules, regulations, interpretations and determinations shall be binding on all Plan Members and their beneficiaries. The Committee shall be composed of not less than three individuals. Each member of the Committee shall serve until he resigns or is removed by the Company. Upon the resignation or removal of a member of the Committee, the Company shall appoint a substitute member. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree, the Company shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified. All expenses incurred in connection with the administration of the Plan shall be borne by the Company.

ARTICLE III

Participation

        3.1    Eligibility.    Any employee of the Company or an Affiliate shall become a Member upon designation by the Committee. Once an employee has been designated as a Member, he shall automatically continue to be a Member until he ceases to be an employee of the Company or an Affiliate or is removed as a Member by the Committee. Notwithstanding the preceding provisions of this Section 3.1, participation in this Plan shall at all times be limited to a selected group of management or highly compensated employees of the Company.

        3.2    Compensation Deferral Election.    Any Member may elect to defer receipt of an integral percentage of his Compensation for one or more calendar quarters during a Plan Year under the Plan. A Member's election to defer receipt of Compensation for any calendar quarter(s) of a Plan Year shall be made prior to the beginning of such calendar quarter(s) of the Plan Year and shall be irrevocable for such calendar quarter(s) of the Plan Year. The reduction in a Member's Compensation pursuant to his election shall be effected by Compensation reductions as of each payroll period within the election period.

        3.3    Bonus Deferral Election.    Any Member may elect to defer receipt of an integral percentage of his Bonus for any Plan Year under the Plan. A Member's election to defer receipt of his Bonus for any Plan Year shall be made prior to the earlier of (i) the date on which such bonus becomes payable and ascertainable, or (ii) October 1 of such Plan Year for which such Bonus is payable, and shall be irrevocable for such Plan Year. The election to defer receipt of such percentage of a Member's Bonus pursuant to the deferral election above shall be effected by a reduction in the amount of the Bonus to which such deferral election relates. Notwithstanding the preceding provisions of this Section 3.3, a Member may defer receipt of his Bonus for 1993 no later than the date of which such bonus becomes payable and ascertainable.

        3.4    Targeted Deferral Election.    In general, all amounts deferred by a Member pursuant to Sections 3.2 and 3.3 shall be held for the Member and distributed following the Member's termination of employment or the occurrence of a hardship event pursuant to Sections 7.1, 7.2 and 8.1. Notwithstanding the preceding sentence, a Member may also defer the receipt of any portion of the Member's Compensation otherwise deferred pursuant to the provisions of Sections 3.2 and 3.3 until a specific future date, by executing a deferral form designed for such purpose as specified by the Committee. Upon the occurrence of any such date specified by a Member in such an election form, the deferred amount, and the Earnings Credit and Investment(s) Income or Loss attributable thereto, shall be distributed to the Member. Until so distributed, such deferral amounts shall continue to be a part of the Member's Account.

        3.5    Investment Request.    A Member may request the Committee to invest or change the investment of all or a portion of his Account in any Investments. A Member may make such request at any time, provided that the Committee shall only be obligated to direct the Trustee to make such investment or charge such investment as soon as reasonably practicable and within the guidelines and requirements established by the Trustee for the investment of funds held in the Account. A Member who does not request the Committee to invest any portion of his Account shall have the funds held in such Account in a money market fund offered through the Trustee or its affiliates.

ARTICLE IV

Benefits

        4.1    Amount of Benefit.    As of the last day of each payroll period of each Plan Year, a Member's Account shall be credited with an amount equal to the Compensation deferred under the Plan pursuant to an election by the Member as described in Article III for such payroll period.

        Additionally, as of the last day of each Plan Year or, if later, the date on which the Company Matching Contributions are made under the Retirement Plan for any such Plan Year, the Member's Account of each Contributing Member during such Plan Year who remains employed by the Company on such date shall be credited with an amount equal to the following:

  (a)
  the Company Matching Contributions to which such Contributing Member would have been entitled under the Retirement Plan taking into account both (i) the salary deferrals made by such Contributing Member to the Retirement Plan for the Plan Year and (ii) the deferrals made by such Contributing Member under this Plan pursuant to Sections 3.1, 3.2, or 3.3 for the same Plan Year (up to a combined maximum of six percent (6.00%) of such Contributing Member's Compensation, as limited by Code Section 401(a)(17)) for the Plan Year, assuming that none of the other Limitations were imposed; minus

  (b)
  the Company Matching Contributions actually made on behalf of such Contributing Member under the Retirement Plan for such Plan Year.

        In addition, if (i) the total of such Contributing Member's salary deferrals under the Retirement Plan (as adjusted after application of the Limitations) and deferrals pursuant to Sections 3.1, 3.2 or 3.3 under this Plan is less than 6.00% of such Contributing Member's Compensation, as limited by Code Section 401(a)(17), for a Plan Year; and (ii) the Contributing Member elects to increase his or her deferrals under this Plan by all or any portion of any salary deferrals to the Retirement Plan that are returned to the Contributing Member as a result of the application of the Limitations within 120 days after receipt of such returned salary deferrals, even if such increased deferrals are made in the next Plan Year; such increased deferrals shall also be taken into account in subparagraph (a) above until the total of the Contributing

Member's salary deferrals under the Retirement Plan and deferrals under this Plan for the Plan Year equals 6.00% of the Contributing Member's Compensation, as limited by Code Section 401(a)(17).

        As of any Determination Date, the benefit to which a Member or his beneficiary shall be entitled under the Plan shall be equal to the amount credited to such Member's Account as of such date.

        4.2    Investment Credit.    As of each Determination Date, the Account of each Member shall be credited with Investment Gains or Losses as provided in this Section 4.2.

  (a)
  If a Member has requested in accordance with Section 3.5 of the Plan that all or a portion of his Account be invested in any particular Investment(s), the Account of such Member shall be credited with the Investment Gains or Losses since the preceding Determination Date.

  (b)
  Any portion of a Member's Account, the investment of which has not been requested by the Member, shall be credited with the Earnings Credit for such Determination Date.

  (c)
  A Member's Account shall not be credited with any Investment Credit under this Section 4.2 on the Company Matching Contributions portion credited to his Account as of the last day of each Plan Year pursuant to Section 4.1 of the Plan until the Company actually makes the cash deposit of such Matching Contributions with the Trustee.

ARTICLE V

Vesting

        All amounts credited to a Member's Account shall be fully vested and not subject to forfeiture for any reason; provided, however, the amounts credited to a Member's Account pursuant to the second paragraph of Section 4.1, including any Earnings Credit and/or Investment Gains or Losses allocacable to such credits, shall be subject to the same vesting schedule as that set forth in the Retirement Plan. Notwithstanding the preceding sentence, the benefits payable to each Member hereunder constitute an unfunded, unsecured obligation of the Company, and the assets held by the Company and the Trustee remain subject to the claims of the Company's creditors.

ARTICLE VI

Trust

        The Company may, from time to time and in its sole discretion, pay and deliver money or other property to the Trustee for the payment of benefits under the Plan. Notwithstanding any provision in the Plan to the contrary, distributions due under the Plan to or on behalf of Members shall be made by the Trustee in accordance with the terms of the Trust Agreement and the Plan; provided, however, that the Company shall remain obligated to pay all amounts due to such persons under the Plan. To the extent that Trust Assets are not sufficient to pay any amounts due under the Plan to or on behalf of the Members when such amounts are due, the Company shall pay such amounts directly. Nothing in the Plan or the Trust Agreement shall relieve the Company of its obligation to make the distributions required in Article VII hereof except to the extent that such obligation is satisfied by the application of funds held by the Trustee under the Trust Agreement. Any recipient of benefits hereunder shall have no security or other interest in Trust Assets. Any and all Trust Assets shall remain subject to the claims of the general creditors of the Company, present and future, and no payment shall be made under the Plan unless the Company is then solvent. Should an inconsistency or conflict exist between the specific terms of the Plan and those of the Trust Agreement, then the relevant terms of the Trust Agreement shall govern and control.

ARTICLE VII

Payment of Benefits

        7.1    Termination of Employment.    Upon a Member's termination of employment with the Company or an Affiliate for any reason, the amount credited to such Member's Account as of the Determination Date immediately preceding such Member's termination of employment, adjusted for any amount deferred and Earnings Credit and Investment(s) Income or Loss realized from such Determination Date to the date of the Member's termination of employment, shall be distributed to such Member or, if the Member's termination of employment is on account of death, to the Member's beneficiary as determined pursuant to Section 7.2 below.

        7.2    Death.    Upon a Member's death, the amount credited to such Member's Account as of the Determination Date immediately preceding the date of such Member's death, adjusted for any amount deferred and Earnings Credit and Investment Gains or Losses realized from such Determination Date to the date of the Member's death, shall be distributed to such Member's designated beneficiary. The Member, by written instrument filed with the Committee in such manner and form as the Committee may prescribe, may designate one or more beneficiaries to receive such payment. The beneficiary designation may be changed from time to time prior to the death of the Member. In the event that the Committee has no valid beneficiary designation on file, the amount credited to such Member's Account shall be distributed to the Member's surviving spouse, if any, or if the Member has no surviving spouse, to the executor or administrator of the Member's estate.

        7.3    Targeted Deferrals.    If a Member has made one or more targeted deferrals pursuant to Section 3.4, upon the date specified in any election form used by the Member to make such election, the amount credited in the subaccount of the Member's Account which relates to such deferral as of the Determination Date immediately preceding such specified date shall be distributed to such Member. If some event takes place that would entitle a Member to a distribution under Sections 7.1 or 7.2 prior to such specified date, the amounts in such subaccount shall be distributed along with any other amounts in the Member's Account pursuant to Section 7.1 or 7.2.

        7.4    Time of Payment.    Payment of a Member's benefit hereunder shall be made (or commence if payment is in the form of an annuity contract) as soon as administratively feasible following the date on which the Member or his beneficiary becomes entitled to such benefit pursuant to Sections 7.1, 7.2, or 7.3, but no earlier than 10 days thereafter and no later than 45 days thereafter, except for the Company Matching Contributions as provided herein. If a Member's termination of employment or death or any other events which caused termination of the Plan, occurs within the first four months of a year, the portion of the Company Matching Contributions for the preceding Plan Year that has been credited to a Member's Account shall be distributed to such Member no later than the earlier of (i) the date of which the calculation of such contributions has been finalized or (ii) May 1 of the year of termination of employment or death, or any other events which shall entitle the Member to a distribution. In all other events, the 10 days and

45 days limitation shall apply to the distribution of the Member's entire Account balance, unless expressly provided otherwise.

        7.5    Form of Payment.    Effective June 1, 2001, for purposes of distributing all of a Member's Account other than any portion thereof attributable to targeted deferrals and earnings thereon, the form of any payment to a Member or his designated beneficiary shall be in substantially equal annual installments over a period of ten (10) years, paid in cash or by certified check, with the first such payment to be made on the first business day of the calendar year following the Member's termination of employment (for purposes of payments made pursuant to Section 7.1) or death (for purposes of payments made pursuant to Section 7.2), unless the Member has made an election to receive such distribution in the form of a lump sum payment or in five (5) substantially equal installment payments in such manner and form as prescribed by the Committee. Any election, or subsequent election, made by the Member pursuant to this Section shall not be effective until the passage of twelve (12) consecutive months before the date of the Member's termination of employment with the Company or an Affiliate, if payment is required pursuant to Section 7.1, or the Member's date of death, if the payment is required pursuant to Section 7.2. All distributions of that portion of a Member's Account attributable to any targeted deferral and earnings thereon shall be distributed in a single lump sum payment, in cash or certified check, on the date specified by the Member in the election form used to make the targeted deferral, or as soon thereafter as administratively possible.

ARTICLE VIII

Hardship Distributions

        Upon written application by a Member who has experienced an unforeseeable emergency, as determined by the Committee, the Committee may distribute to such Member an amount not to exceed the lesser of the amount credited to such Member's Account or the amount determined by the Committee as being reasonably necessary to satisfy the emergency need. For purposes of this Article VIII, a hardship distribution pursuant to an unforeseeable emergency shall be authorized in the event of severe financial hardship to the Member resulting from a sudden and unexpected illness or accident of the Member or his dependent, loss of the Member's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Member's control. An unforeseeable emergency will not include the need to send a Member's child to college or the desire to purchase a home. Additionally, the Member must demonstrate that the hardship may not be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Member's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under this Plan.

ARTICLE IX

Sale of the Company

        In the event of a sale of all or substantially all of the stock or assets of the Company, either (a) the purchaser shall assume the liabilities of the Plan and shall continue to operate the Plan in accordance with the provisions set forth herein (including any subsequent amendments hereto) or (b) the Plan shall be terminated and the amount credited to each Member's Account shall be distributed in a lump sum payment in cash or by certified check to each such Member in accordance with Section 7.4. However, should such sale result in a Change of Control, the Plan shall be terminated and the amount credited to each Member's Account shall be distributed in a lump sum payment in cash or by certified check to each such Member in accordance with Section 7.4.

ARTICLE X

Nature of the Plan

        The Plan shall constitute an unfunded, unsecured obligation of the Company to make cash payments in accordance with the provisions of the Plan. The Plan is not intended to meet the qualification requirements of section 401 of the Internal Revenue Code of 1986, as amended. The Company in its sole discretion may set aside such amounts for the payment of Accounts as the Company may from time to time determine. Neither the establishment of the Plan, the operation thereof, nor the setting aside of any amounts shall be deemed to create a funding arrangement. No Member shall have any security or other interest in any such amounts set aside or any other assets of the Company.

ARTICLE XI

Employment Relationship

        Nothing in the adoption or implementation of the Plan shall confer on any employee the right to continued employment by the Company or an Affiliate or affect in any way the right of the Company or an Affiliate to terminate his employment at any time. Any question as to whether and when there has been a termination of a Member's employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

ARTICLE XII

Amendment and Termination

        The Company may amend or terminate the Plan, by resolution duly adopted, without the consent of the Members; provided, however, that no such amendment or termination shall adversely affect any benefits which have been earned prior to any such amendment or termination. Further, upon termination of the Plan, the Committee, in its sole discretion, may elect to distribute the amount credited to each Member's Account in a lump sum cash payment in accordance with Section 7.4; provided, however, in the event of a Change of Control, the amount credited to each Member's Account must be distributed in accordance with Section 7.4.

ARTICLE XIII

Claims Procedure

        The Committee shall have full power and authority to interpret, construe and administer the Plan, and the Committee's interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. In the event that an individual's claim for a benefit is denied or modified, the Committee shall provide such individual with a written statement setting forth the specific reasons for such denial or modification in a manner calculated to be understood by the individual. Any such written statement shall reference the pertinent provisions of the Plan upon which the denial or modification is based and shall explain the Plan's claim review procedure. Such individual may, within forty-five (45) days of receipt of such written statement, make written request to the Committee for review of its initial decision. Within forty-five (45) days following such request for review, the Committee shall, after affording such individual a reasonable opportunity for a full and fair hearing, render its final decision in writing to such individual. Notwithstanding the preceding sentence, should a Member's claim be related to the preceding Plan Year's Company Matching Contributions, the Committee shall render its final decision on the later of (i) forty-five (45) days following such request for review, or (ii) 120 days after the end of the preceding Plan Year. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith. Members of the Committee shall not participate in any action or determination regarding their own benefits hereunder.

ARTICLE XIV

Miscellaneous

        14.1    Indemnification.    The Company shall indemnify and hold harmless each member of the Committee and any other persons acting on its behalf, against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the individual's own willful misconduct or lack of good faith. Expenses against which such person shall be indemnified hereunder include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

        14.2    Effective Date.    The Plan shall become operative and effective as of the Effective Date and shall continue until amended or terminated as provided in Article XII.

        14.3    Withholding Taxes.    The Company shall have the right to deduct from any payments made under this Plan, any federal, state or local taxes required by law to be withheld with respect to such payments.

        14.4    Nonalienation of Benefits.    Subject to income tax withholding, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Member, prior to actually being received; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

        14.5    Severability.    If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; rather, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

        14.6    Jurisdiction.    The situs of the Plan hereby created is Tennessee. All provisions of the Plan shall be construed in accordance with the laws of Tennessee except to the extent preempted by federal law.

        IN WITNESS WHEREOF, the undersigned has caused this restated Plan to be executed effective as of January 1, 2002.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ LINDA K. PARSONS Name: Linda K. Parsons Title: Vice President—Human Resources

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TABLE OF CONTENTS
ARTICLE I Definitions and Construction
ARTICLE II Administration
ARTICLE III Participation
ARTICLE IV Benefits
ARTICLE V Vesting
ARTICLE VI Trust
ARTICLE VII Payment of Benefits
ARTICLE VIII Hardship Distributions
ARTICLE IX Sale of the Company
ARTICLE X Nature of the Plan
ARTICLE XI Employment Relationship
ARTICLE XII Amendment and Termination
ARTICLE XIII Claims Procedure
ARTICLE XIV Miscellaneous